IXI Mobile Secures Funding to Support Sales Growth

Funds to be used largely to support working capital needs

REDWOOD CITY, Calif., 21 June 2006 - IXI Mobile, Inc., developer of the Ogo™ family of mobile messaging solutions for the mass market, today announced that it secured financing from Southpoint Master Fund LP, an affiliate of Southpoint Capital Advisors LP, a US-based investment fund, to meet its working capital needs and to refinance existing debt. The gross proceeds of the financing, prior to deducting the transaction expenses, were $20 million. Roughly $1 million of the net proceeds will be used to refinance debt, with the balance to be used to fund IXI Mobile’s working capital needs.

On February 28 2006, IXI Mobile entered into a definitive agreement pursuant to which IXI Mobile would merge with a wholly owned subsidiary of Israel Technology Acquisition Corporation (ITAC) (OTCBB: ISLT.OB). The merger is subject to certain conditions, including approval by ITAC stockholders. At closing, IXI would have access to approximately $34 million currently held in a trust account. Within 60 business days of the closing of the merger, the loan arising from the financing will be repaid or, at the election of the investor, converted in whole or in part into ITAC shares at a conversion price of $6.50 per share. The loan bears interest at 10% per annum.

IXI sought this interim financing to support repeat orders from existing customers and orders from new customers that need to be met before the closing of the merger with ITAC. As of December 31, 2005, IXI had a backlog of approximately $1 million, and as of March 31, 2006 and May 31, 2006, the company had backlogs of approximately $8 million and $14 million, respectively.

Separately, existing venture investors in IXI have guaranteed an $8 million loan previously extended to IXI from an Israeli bank with the right to acquire this loan from the bank. If the investors acquire this loan, it will be repaid within 60 business days of closing of the merger or converted, in whole or in part, into ITAC shares at a price of $6.50 per share.

As part of these transactions, if the merger with ITAC closes, the lender and existing investors will be issued an aggregate of 840,000 ITAC shares, and, if 50% or more of the total loan amount is converted, will receive warrants to purchase ITAC shares. The warrants will have an exercise price of $5.00 per share and will be issued at the rate of 0.0357 warrants for every $1 converted. The warrants will be identical to ITAC’s currently outstanding warrants. Per the distribution formula, if the loans are fully converted, warrants to purchase 1,000,000 ITAC shares will be issued.

IXI sells Ogo in several countries worldwide. The working capital raised will be used to finance the manufacturing and delivery of Ogo products as well as to pursue future global sales opportunities. Amit Haller, Co-Founder, President and CEO of IXI Mobile said, “As a result of growing demand for our Ogo solution, and in order to support in-hand customer orders and Ogo’s global expansion, we needed additional funding.” He continued, “With these added resources we will be able to finance our current sales commitments and actively pursue Ogo sales prospects worldwide.”

IXI’s customer base includes leading mobile operators and Internet service providers. IXI’s Ogo was launched in the United States by AT&T Wireless (now Cingular Wireless), in Switzerland by Swisscom Mobile, the leading mobile operator in Switzerland, in Turkey by e-kolay.net, a leading ISP in Turkey and part of Turkey's leading media-entertainment conglomerate, and in Germany by 1&1, the leading Internet provider in Europe, in cooperation with Vodafone Germany. IXI recently brought Ogo to Latin America, with the first launch via new customer, ANCEL, the leading operator in Uruguay.

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About IXI Mobile
IXI Mobile, Inc. offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile’s Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers worldwide to launch and support Ogo products.

IXI Mobile is headquartered in Redwood City, California, and has research and development facilities in Israel and Romania. IXI Mobile also maintains regional sales offices. For more information on IXI Mobile, please visit www.ixi.com.

On February 28, 2006, IXI Mobile and Israel Technology Acquisition Corporation (ITAC) (OTCBB: ISLTU.OB, ISLT.OB, ISLTW.OB) entered into a definitive agreement pursuant to which a wholly owned subsidiary of ITAC would merge with and into IXI Mobile, with IXI Mobile surviving the merger and becoming a wholly owned subsidiary of ITAC. Upon consummation of the merger, ITAC will change its name to IXI Mobile, Inc. and IXI Mobile will change its name to IXI Mobile (USA), Inc.

About Ogo
The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched in the United States by AT&T Wireless (now Cingular Wireless), Switzerland by Swisscom Mobile, Turkey by e-kolay.net., Germany by 1&1, and Uruguay by ANCEL. More information on Ogo is available at: www.ogo.com.

Contact

Lee Roth
KCSA Worldwide
Lroth@kcsa.com
(212) 682-6300

Todd Fromer
KCSA Worldwide
Tfromer@kcsa.com
(212) 682-6300

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about IXI Mobile. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of IXI Mobile’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of mobile communications products and services; timing, approval and market acceptance of new products; changes in prevalent technologies; regulatory changes; general economic conditions and geopolitical events.

IXI, IXI Mobile and Ogo are trademarks of IXI Mobile, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.